Exhibit 99.1

Worksport Reports 2,050% Increase in Q4 2023 YOY Revenue, Following a 2,400% YOY Q3 Revenue Advance

West Seneca, New York, February 6, 2024 — Worksport Ltd. (Nasdaq:WKSP) (“Worksport” or the “Company”) is pleased to report revenue (unaudited) for the fourth quarter of its fiscal year (Q4 FY2023) ended December 31, 2023 has increased by 2,050% YOY, as well as other key highlights:

Significant revenue increase

Worksport revenues in Q4 2023 increased a remarkable 2,050% year-over-year to US$839,690 from US$39,063 for the same Q4 period in 2022. This followed another momentum-related YOY increase when revenue in Q3 FY2023 increased approximately 2,400%, with revenues rising to US$458,483 when compared with US$18,350 in Q3 FY2022. As a reflection of Worksport’s on-going production ramp-up and projected sales, the Company enjoyed an 83% quarter-to-quarter increase in North American revenues to US$839,716 in Q3 2023, compared with US$458,483 in Q3 2023.

“Management anticipates revenues continuing to multiply into 2024 and beyond,” said Worksport CEO Steven Rossi. “These revenues reflect the continuing strong ramp up of our production lines as we add more and more manufacturing capacity.”

Also reflecting the Company’s momentum, for the 2023 fiscal year , revenues advanced 1,213% to US$1,529,975 from US$116,502 for FY 2022.

“Fiscal year 2024 is expected to be the year we’ve been planning for and anticipating for some time,” Rossi said. “Everyone at the Company is experiencing the palpable excitement of large orders for our ‘Made in the USA’, using domestic and foreign components, designation for the Company’s line of innovative hard tonneau covers, which showcases the Company’s commitment to domestic manufacturing excellence.”

“Going against the grain and conventional wisdom by building a product in the U.S. that we anticipate will set a new standard for affordable and innovative light truck bed covers is a remarkable feat,” added Rossi. “It will take advantage of forthcoming progress in automation, and we believe it’s the first sustainable tonneau cover that uses very little harsh, non-recyclable materials and is over 90% recyclable, unlike competing products that end up in landfill. We are very proud of this achievement, another part of our drive toward sustainability in all product lines.”

Summary

●	2,050% YOY FY Q4 revenue advance, follows 2,400% rise in YOY Q3 revenue

●	83% increase from Q3 2023 to Q4 2023 revenue demonstrates current sales momentum

●	Large outgoing orders and ongoing sales for light truck covers

●	Second production line planned to create Made In USA products at West Seneca, N.Y. manufacturing facility

These large revenue increases were due to initial outgoing orders for the Company’s FC3 tri-fold aluminum light truck covers and on-going SC3 soft cover sales resulting from a long-term supply agreement.

During Q4 2023, the Company completed and launched a second production line in its state-of-the art 220,00 sq. ft. state-of the art manufacturing facility in West Seneca, N.Y. “The Company believes the second production line is a significant advance in sustainable automotive innovation, marking a pivotal moment in the Company’s expansion strategy,” Rossi said.

COR Battery System Moves Closer to Alpha Release

During Q4 2023, the Company proudly announced that the advanced COR battery system will be designed, developed, and assembled in within North America combining domestic and international components. “By assembling the COR system in North America, Worksport has demonstrated its skill in handling the demands of such advanced circuitry, and we are very proud of that achievement.”

Subsequent to the fourth quarter’s end, Worksport announced a strategic partnership with NeuronicWorks Inc., a Toronto-based high-tech custom electronic product development and manufacturing company, to manufacture and assemble the Alpha Release of the COR battery system. The two companies will collaborate in implementing a rigorous testing and quality control process to ensure the highest quality standards for this eagerly anticipated product, the companion to the SOLIS solar light truck tonneau cover.

“We have been experiencing consistent interest for the COR battery system and the SOLIS solar cover,” Rossi said. “We are moving closer and closer to an Alpha release of the COR battery system, where the product will be placed in real-world scenarios, generating invaluable feedback, serving as a cornerstone for additional improvement. This process will bring the Company closer to its ultimate goal — the incredibly exciting official mass market release of the COR system and the SOLIS solar cover. When that does occur, it will truly be a great period, supporting Worksport’s future and demonstrating on how firmly we deliver on our promises to investors, shareholders, and employees.”

Further Advances in Terravis Subsidiary’s Zero-Emission Heat Pump Development

During Q4 2023, Worksport’s subsidiary Terravis Energy experienced a breakthrough in early test results for a working prototype of its Cold Climate, Air Source Residential Heat Pump (CCHP), which produced heating in temperatures in extreme cold as low as -35ºC (-31º F), surpassing current leading Heat Pump systems by as much as 40%. These early test results, obtained in the Company’s Toronto R&D facility’s cutting-edge ‘Arctic Chamber,’ surpassed management’s expectations, prompting Terravis to move to the commercial design stage for this product, after further rigorous testing. The Terravis Heat Pump is anticipated to redefine the boundaries of heating technology without the use of supplemental heating coils, a notable achievement in modern engineering,

“What a remarkable year and an incredible fourth quarter,” Rossi said. “With an 83% increase quarter-to-quarter North American revenues and a remarkable year-over-year Q4 revenue increase of 2,050%, Worksport is on the march, roaring to life, firing on all cylinders, with execution, innovation, and product portfolio expansions in the business-to-business and business-to-consumer sales channels. We again cite the example of a hockey stick, when anticipating how our growth curve will look. Our commitment to providing uncompromising value and growth to our investors has never been stronger. We wish to thank our many employees, partners and shareholders who have contributed to this successful result.”

As always, Worksport will continue to update investors and shareholders on our progress with all products as soon as information is available. For further information, please visit Worksport’s official website for investors at investors.worksport.com.

About Worksport

Worksport Ltd. (Nasdaq:WKSP;), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, and NP (Non-Parasitic), Hydrogen-based true green energy solutions for the sustainable, clean energy, and automotive industries. Worksport currently maintains an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with RAM by Stellantis, General Motors brands GMC and Chevrolet, Ford, Jeep by Stellantis, Nissan, and Toyota pickup trucks. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and NP (Non-Parasitic), Hydrogen-based technology.

Terravis Energy’s website is terravisenergy.com.

For more information, please visit investors.worksport.com.

Connect with Worksport

Please follow the Company’s social media accounts on X (previously Twitter), Facebook, LinkedIn, YouTube, and Instagram (collectively, the “Accounts”), the links of which are links to external third party websites, as well as sign up for the Company’s newsletters at investors.worksport.com. The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third party websites other than content published by the Company.

Worksport strives to provide frequent updates of its operations to its community of investors, clients, and customers to maintain the highest level of visibility.

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Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (“SEC”) filings, and public conference calls and webcasts. The Company also uses the Accounts to announce Company news and other information. The information shared on the Accounts could be deemed to be material information. As a result, the Company encourages investors, the media, and others to review the information the Company publishes on the Accounts.

In order to comply with Regulation FD, the Company does not selectively disclose material non-public information on any Account. If there is any significant financial information, it is the policy of the Company to release it broadly to the public through a press release or SEC filing prior to publishing it on one of the Accounts.

For additional information, please contact:

Steven Obadiah, Investor Relations, Worksport Ltd.

T: 1 (888) 554 8789 E: investors@worksport.com W:www.worksport.com

Forward-Looking Statements

The information contained herein may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” “project,” “should,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. As Worksport continues to innovate and expand the product line, it’s important to clarify the compatibility of Worksport’s hard-folding cover. This advanced accessory is designed to fit a variety of popular truck models, including RAM by Stellantis, GMC and Chevrolet from General Motors, Ford, as well as Jeep by Stellantis, Nissan, and Toyota pickup trucks. While we are proud of the broad compatibility of our product, we would like to emphasize that this does not imply exclusive partnerships with RAM by Stellantis, GMC, Chevrolet from General Motors, Ford, Jeep by Stellantis, Nissan, and/ or Toyota. Our commitment remains to provide high-quality, versatile truck accessories that meet the needs of a diverse range of customers and their vehicles. This statement looks forward to the possibilities that lie ahead while recognizing the current scope of our product’s reach and compatibility. This statement applies to RAM by Stellantis, GMC and Chevrolet from General Motors, Ford, as well as Jeep by Stellantis, Nissan, and Toyota, and to any other model for which we have not officially announced a partnership. Terravis Energy, a fully-owned subsidiary of Worksport LTD, may reference companies such as Tesla as examples for market development, given Tesla’s development of a heat pump. However, this does not imply that Terravis Energy has established a partnership with Tesla. Similar references to companies like Tesla in examples or explanations are purely informational and are used solely for the purpose of illustrating market trends or technological developments. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.